EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Ordinary Shares of Lifezone Metals Limited dated as of August 8, 2025 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Cinctive Capital Management LP
Signature:	/s/ Richard H. Schimel
Name/Title:	Richard H. Schimel, Managing Member of Cinctive GP LLC, its General Partner
Date:	08/08/2025

Cinctive GP LLC
Signature:	/s/ Richard H. Schimel
Name/Title:	Richard H. Schimel, Managing Member
Date:	08/08/2025
Richard H. Schimel
Signature:	/s/ Richard H. Schimel
Name/Title:	Richard H. Schimel
Date:	08/08/2025

Lawrence J. Sapanski
Signature:	/s/ Lawrence J. Sapanski
Name/Title	Lawrence J. Sapanski
Date:	08/08/2025